Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

— Revenue of $52.5 million up 36%—Gross Merchandise Volume (GMV) of $62.3 million up 34%—Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $5.8 million up 46% —

WASHINGTON—August 1, 2007—Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its fiscal third quarter ended June 30, 2007 (Q3-07).  Liquidity Services, Inc. is a leading online auction marketplace for wholesale, surplus and salvage assets.

Liquidity Services, Inc. (LSI or the Company) reported record consolidated Q3-07 revenue of $52.5 million, representing a growth rate of approximately 36% when compared to the prior year’s comparable period, and record adjusted EBITDA of $5.8 million, representing a growth rate of approximately 46% when compared to the prior year’s comparable period.  LSI also reported record GMV of $62.3 million for Q3-07, representing a growth rate of approximately 34% when compared to the prior year’s comparable period.  GMV is the total sales volume of all merchandise sold through our marketplaces during a given period.

Net income in Q3-07 was a record $3.1 million or $0.11 diluted earnings per share. Adjusted net income in Q3-07 was a record $3.4 million, representing a growth rate of approximately 34% when compared to the prior year’s comparable period, or $0.12 adjusted diluted earnings per share, representing a growth rate of approximately 33% when compared to the prior year’s comparable period.

LSI enables buyers and sellers to transact in an efficient, automated online auction environment. The Company’s marketplaces provide professional buyers access to a global, organized supply of wholesale, surplus and salvage assets presented with digital images and other relevant product information. Additionally, LSI enables its corporate and government sellers to enhance their financial return on excess assets by providing a liquid marketplace and value-added services that are integrated into a single offering. The Company organizes its products into categories across major industry verticals such as consumer electronics, general merchandise, apparel, scientific equipment, aerospace parts and equipment, technology hardware, and scrap metals. The Company’s online auction marketplaces are www.liquidation.com, www.govliquidation.com and www.liquibiz.com. LSI also operates a wholesale industry portal, www.goWholesale.com, that connects advertisers with buyers seeking products for resale and related business services.

The Company’s ability to create liquid marketplaces for wholesale, surplus and salvage assets generates a continuous flow of goods from its corporate and government sellers. This flow of goods in turn attracts an increasing number of professional buyers to the marketplaces.

“Q3 was another strong quarter for LSI as growth in our commercial business accelerated and our scrap business with the Department of Defense (DoD) continued to post impressive gains,” said Bill Angrick, Chairman and CEO of LSI.  “Our performance during the quarter reflected solid execution of our business strategy as our commercial business grew approximately 126% over the prior year period. Our commercial GMV has grown more than three-fold during the past seven quarters and represents the largest segment of our business at approximately 47% of GMV during Q3. Our scrap business with the Department of Defense (DoD), which grew approximately 54% over the prior year period, also contributed to strong growth in GMV and Adjusted EBITDA during the quarter. We believe Q3-07 results demonstrate that large corporations are increasingly relying on our online platform and service offerings to realize greater returns and efficiencies in the tracking and sale of surplus and salvage assets. Our business development activity remains strong and we continue to test and develop capabilities to meet the long term needs of our clients and to support a much larger commercial business. Our buyer marketplace continues to deliver strong results for our sellers as we averaged over 5 auction participants per completed transaction during Q3.”

— more —

Business Outlook

The following forward-looking statements are based on current business trends and our current operating environment, including (i) the reengineering of certain business and inventory processes in our Surplus business with the Department of Defense (DoD), which has resulted in a slowdown of property received by the DoD, (ii) our expectation that there will be a modest increase in the flow of goods received by the DoD over the next quarter; (iii) our belief that we have yet to realize the full potential of recent significant investments in new distribution centers, personnel, and value-added services necessary to support a much larger commercial business in the future, which has resulted in less than our target  profitability; (iv) our expectation that we will experience a seasonal slow down in supply from several of our historical commercial sellers during the next quarter; (v) our expectation that we will not continue the sale of certain products during the next quarter following the completion of a pilot program, because we were not able to come to satisfactory terms with the client; and (vi) the acquisition of STR Inc., which closed on October 16, 2006.  Our results may be materially affected by changes in business trends and our operating environment, as well as by other factors, including investments we expect to make in our infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 20% up to 22%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We earned $1.0 million under this incentive feature for the 12 months ended June 30, 2007 and we recorded this amount in the quarter ended June 30, 2007.  We are eligible to receive this incentive in each year of the term of the Scrap contract. In addition, there are incentive features in our Surplus contract that allow us to earn up to an additional 5.5% of the profit sharing distribution above our new base rate of 25%, which began December 1, 2006.  For the purposes of providing guidance regarding our projected financial results for fiscal year 2007, we have assumed that we will not receive any of the Surplus contract incentive payments, as the period we would be eligible to record such incentive may not occur until fiscal year 2008.

Our guidance adjusts EBITDA and Diluted EPS for the effects of the adoption of FAS 123 (R), which we estimate to be approximately $525,000 to $575,000 for the fourth quarter of fiscal year 2007.

GMV — We expect GMV for fiscal year 2007 to range from $232 million to $234 million.  We expect GMV for Q4-07 to range from $57 million to $59 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2007 to range from $18.8 million to $19.0 million.  We expect Adjusted EBITDA for Q4-07 to range from $4.2 million to $4.4 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2007 to be $0.40.  In Q4-07, we estimate Adjusted Earnings Per Diluted Share to be $0.09.

We plan to provide specific guidance for fiscal year 2008 during our next earnings announcement, which will be subsequent to the conclusion of our fiscal year end September 30, 2007.  We expect GMV and Adjusted EBITDA will increase approximately 25% and 30%, respectively, for fiscal year 2008.

— more —

Key Q3-07 Operating Metrics

Registered Buyers — At the end of Q3-07, registered buyers totaled approximately 649,000, representing a 33% increase over the approximately 489,000 registered buyers at the end of Q3-06.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to 287,000 in Q3-07, an approximately 10% increase over the approximately 261,000 auction participants in Q3-06.

Completed Transactions — Completed transactions increased to approximately 54,000, an approximately 7% increase for Q3-07 from the approximately 50,000 completed transactions in Q3-06.  In addition, we experienced a 25% increase in the average value of our transactions, over the same period, resulting from product mix, lotting and merchandising strategies, and buyer demand.

GMV and Revenue Mix — GMV and revenue continue to diversify due to the continued rapid growth in our commercial and scrap businesses.  As a result, the percentage of GMV and revenue derived from the DoD Surplus Contract (under which our revenue is based on the profit-sharing model) has decreased to 25.3% and 30.0%, respectively, versus 46.4% and 55.9%, respectively, in the prior year period.  The percentage of GMV and revenue derived from our commercial marketplaces business, which includes the acquired STR business and our Liquidation.com marketplace, increased to 46.6% and 35.1%, respectively, from 27.5% and 10.7%, respectively, in the prior year period.  The table below summarizes the GMV and revenue from the Company’s two significant contracts with the DoD (Surplus and Scrap), and our commercial and international businesses.

GMV Mix

	Q3-07	Q3-06
Profit-Sharing Model:
Surplus	25.3%	46.4%
Scrap	24.6%	21.3%
Total Profit Sharing	49.9%	67.7%

Commercial Marketplaces:
Consignment Model	23.1%	25.2%
Purchase Model	23.5%	2.3%
Total Commercial Marketplaces	46.6%	27.5%

International and Other	3.5%	4.8%
Total	100.0%	100.0%

Revenue Mix

	Q3-07	Q3-06
Profit-Sharing Model:
Surplus	30.0%	55.9%
Scrap	29.2%	25.7%
Total Profit Sharing	59.2%	81.6%

Commercial Marketplaces:
Consignment Model	7.2%	8.0%
Purchase Model	27.9%	2.7%
Total Commercial Marketplaces	35.1%	10.7%

International and Other	5.7%	7.7%
Total	100.0%	100.0%

— more —

Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus (a) interest income and expense and other income, net; (b) provision for income taxes; (c) amortization of contract intangibles; and (d) depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock compensation expense.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
	(in thousands) (unaudited)
Net income	$3,053	$2,355	$7,840	$5,751
Interest expense (income) and other expense (income), net	(475)	(454)	(1,624)	120
Provision for income taxes	2,134	1,416	5,422	3,654
Amortization of contract intangibles	203	203	610	610
Depreciation and amortization	355	179	935	501

EBITDA	5,270	3,699	13,183	10,636
Stock compensation expense	526	263	1,409	324

Adjusted EBITDA	$5,796	$3,962	$14,592	$10,960

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited) (Dollars in thousands, except per share data)
Net income	$3,053	$2,355	$7,840	$5,751
Stock compensation expense (net of tax)	310	158	831	194

Adjusted net income	$3,363	$2,513	$8,671	$5,945

Adjusted basic earnings per common share	$0.12	$0.09	$0.31	$0.26

Adjusted diluted earnings per common share	$0.12	$0.09	$0.31	$0.23

Basic weighted average shares outstanding	27,857,115	27,347,778	27,720,937	22,930,351

Diluted weighted average shares outstanding	28,321,395	28,291,280	28,215,689	25,397,329

— more —

Conference Call

The Company will host a conference call to discuss the fiscal third quarter 2007 results at 5 p.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing (800) 573-4754 or (617) 224-4325 and providing the participant pass code 60841357.  A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  A replay of the web cast will be available on the Company’s website until September 3, 2007 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until September 3, 2007 at 11:59 p.m. ET.  To listen to the replay, dial (888) 286-8010 or (617) 801-6888 and provide pass code 78238344.  Both replays will be available starting at 7:00 p.m. on the day of the call.

Non-GAAP Measures

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis because the measures do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, can be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. LSI reviews GMV because it provides a measure of the volume of goods being sold in its marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, registered buyers, auction participants and completed transactions also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because LSI has historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

— more —

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces and attract and retain active professional buyers to purchase the merchandise.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 234

julie.davis@liquidityservicesinc.com

— more —

Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	June 30, 2007	September 30, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,103	$54,359
Short-term investments	18,988	12,289
Accounts receivable, net of allowance for doubtful accounts of $200	4,076	2,557
Inventory	14,302	4,704
Prepaid expenses and other current assets	3,467	2,002
Total current assets	77,936	75,911
Property and equipment, net	4,209	2,362
Intangible assets, net	4,729	4,909
Goodwill	11,306	3,678
Other assets	2,254	1,178
Total assets	$100,434	$88,038
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,319	$2,073
Accrued expenses and other current liabilities	7,416	5,283
Profit-sharing distributions payable	6,217	7,736
Customer payables	5,167	6,658
Current portion of capital lease obligations and long-term debt	23	79
Total current liabilities	21,142	21,829
Capital lease obligations and long-term debt, net of current portion	37	44
Other long-term liabilities	1,476	413
Total liabilities	22,655	22,286
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 27,875,498 and 27,584,608 shares issued and outstanding at June 30, 2007 and September 30, 2006, respectively	28	27
Additional paid-in capital	59,946	55,964
Accumulated other comprehensive income	452	247
Retained earnings	17,353	9,514
Total stockholders’ equity	77,779	65,752
Total liabilities and stockholders’ equity	$100,434	$88,038

— more —

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006

Revenue	$52,505	$38,750	$146,952	$108,058
Costs and expenses:
Cost of goods sold (excluding amortization)	13,441	3,442	33,601	8,405
Profit-sharing distributions	17,409	20,534	53,869	59,423
Technology and operations	8,125	5,321	24,365	14,115
Sales and marketing	3,556	2,411	9,745	6,326
General and administrative	4,704	3,343	12,189	9,153
Amortization of contract intangibles	203	203	610	610
Depreciation and amortization	355	179	935	501

Total costs and expenses	47,793	35,433	135,314	98,533

Income from operations	4,712	3,317	11,638	9,525
Interest income (expense) and other income, net	475	454	1,624	(120)

Income before provision for income taxes	5,187	3,771	13,262	9,405
Provision for income taxes	(2,134)	(1,416)	(5,422)	(3,654)

Net income	$3,053	$2,355	$7,840	$5,751

Basic earnings per common share	$0.11	$0.09	$0.28	$0.25

Diluted earnings per common share	$0.11	$0.08	$0.28	$0.22

Basic weighted average shares outstanding	27,857,115	27,347,778	27,720,937	22,930,351

Diluted weighted average shares outstanding	28,321,395	29,291,280	28,215,689	25,397,329

— more —

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Operating activities
Net income	$3,053	$2,355	$7,840	$5,751
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	558	382	1,545	1,111
Stock compensation expense	526	262	1,409	324
Amortization of debt discount	—	—	—	15
Interest expense related to put warrant liability and debt issue costs	—	—	—	315
Provision (benefit) for doubtful accounts	—	50	—	150
Loss on early extinguishment of debt	—	—	—	171
Changes in operating assets and liabilities:
Accounts receivable	(289)	(81)	(1,519)	(1,150)
Inventory	(2,510)	(302)	(7,821)	(853)
Prepaid expenses and other assets	492	(506)	(2,540)	(620)
Accounts payable	(1,145)	(86)	247	507
Accrued expenses and other	2,387	2,267	2,101	5,344
Profit-sharing distributions payable	(4,175)	(1,956)	(1,519)	2,604
Customer payables	(2,527)	(396)	(1,566)	891
Other long-term liabilities	14	16	1,062	49

Net cash (used in) provided by operating activities	(3,616)	2,005	(761)	14,609
Investing activities
Purchases of short-term investments	(14,197)	(5,242)	(28,594)	(13,663)
Proceeds from the sale of short-term investments	5,421	—	21,887	—
Decrease (increase) in goodwill and intangibles	27	(52)	12	(70)
Cash paid for acquisitions	—	—	(10,232)	—
Purchases of property and equipment	(614)	(239)	(2,282)	(1,083)

Net cash used in investing activities	(9,363)	(5,533)	(19,209)	(14,816)
Financing activities
Proceeds from issuance of debt	10	—	10	47
Repayments of debt	(5)	(4)	(13)	(4,410)
Principal repayments of capital lease obligations	(4)	(36)	(61)	(107)
Proceeds from exercise of common stock options and warrants (net of tax)	259	99	748	128
Incremental tax benefit from exercise of common stock options	81	—	781	—
Net proceeds from the issuance of common stock	(282)	(28)	1,046	43,996

Net cash provided by financing activities	59	31	2,511	39,654
Effect of exchange rate differences on cash and cash equivalents	57	166	203	193

Net (decrease) increase in cash and cash equivalents	(12,863)	(3,331)	(17,256)	39,640
Cash and cash equivalents at beginning of the period	49,966	53,349	54,359	10,378

Cash and cash equivalents at end of period	$37,103	$50,018	$37,103	$50,018
Supplemental disclosure of cash flow information
Cash paid for income taxes	$624	$1,160	$5,584	$3,248
Cash paid for interest	$1	$3	$4	$214